CERTIFICATE OF AMENDMENT
                                       OF
                          CERTIFICATE OF INCORPORATION
                                       OF
                 CLARITI TELECOMMUNICATIONS INTERNATIONAL, LTD.

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                   Adopted in accordance with the provisions
                Of Section 228 and 242 of the General Corporation
                         Law of the State of Delaware
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     The undersigned, Peter S. Pelullo, President, and Ernest J. Cimadamore,
Secretary of Clariti Telecommunications International, Ltd. ("the
Corporation"), a corporation organized and existing under the laws of the State of Delaware, do hereby certify as follows:

     FIRST, that the Board of Directors of the Corporation duly adopted a resolution proposing and declaring advisable the following amendment to the Certificate of Incorporation of the Corporation.

     RESOLVED, that the Corporation's Certificate of Incorporation be amended to provide for a new article 4.1, which shall immediately follow Article 4, and which shall read as follows:

     "4.1 Each share of common stock, par value $.001, of the Corporation that is issued and outstanding as of 4:30 p.m. EDT on July 3, 2000 (the "Conversion Time") is hereby converted into and reconstituted as one-fourth (1/4) of a share of fully paid and non-assessable common stock, par value $.001, effective as of the Conversion Time. No fractional shares shall be issued upon such conversion and reconstitution, and the number of shares of common stock to be issued shall be rounded up to the nearest whole share. "

     SECOND, that the aforesaid amendment was duly adopted in accordance with the applicable provisions of Sections 242 of the General Corporation Law of the State of Delaware, as amended, by obtaining written consent in accordance with
Section 228 of said law signed by holders of the outstanding stock of the Corporation having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present.

     THIRD, that the capital of the said Corporation shall not be reduced under or by any reason of said amendment.

     FOURTH, that the effective date and time of this amendment shall be 4:30 p.m. EDT on July 3, 2000.

     IN WITNESS WHEREOF, Clariti Telecommunications International, Ltd. has caused this Certificate of Amendment to be signed by Peter S. Pelullo, its President, and attested by Ernest J. Cimadamore, its Secretary, effective this 3rd day of July 2000.




ATTEST:                          Clariti Telecommunications International, Ltd.
                                 a Delaware Corporation



By: s/Ernest J. Cimadamore             By: s/Peter S. Pelullo
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    Ernest J. Cimadamore, Secretary        Peter S. Pelullo, President